UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Century Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

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FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	3:00 p.m. on Tuesday, April 24, 2012

PLACE	First Century Bank Seminar Center 525 Federal Street Bluefield, West Virginia 24701

ITEMS OF BUSINESS

(1)    To fix the number of directors for the Company for the ensuing year at twelve (12) and to elect the nominees submitted for your consideration;

(2)    To ratify the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3)    To transact such other business as may properly come before the meeting. The Board of Directors at present knows of no other business to come before the annual meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 6, 2012, shall be entitled to notice and to vote at the meeting.

ANNUAL REPORT	Our 2011 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

March 23, 2012	Michael R. Shott Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2012

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our 2011 Annual Report, are available free of charge on the following website: www.firstcentury.com/proxy.htm.

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First Century Bankshares, Inc.
500 Federal Street
Bluefield, West Virginia 24701

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of First Century Bankshares, Inc. (“First Century,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2012 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 24, 2012, beginning at 3:00 p.m. The Meeting will be held at the First Century Bank Seminar Center, 525 Federal Street, Bluefield, West Virginia 24701.

Shareholders Entitled to Vote

Holders of record of First Century common shares at the close of business on March 6, 2012, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 1,903,120 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact their broker or bank.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

List of Shareholders

If a shareholder requests a list of shareholders entitled to vote at the Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 1,903,120 shares of common stock outstanding which are held by approximately 415 shareholders of record. A majority of the outstanding shares of First Century Bankshares, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of Directors. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

The affirmative vote of a majority of the votes cast is required to approve the appointment of Brown, Edwards & Company LLP. Abstentions and broker “non-votes” are not counted for purposes of approving this matter.

Cumulative Voting

At our 2012 Annual Meeting, the number of directors to be elected is twelve (12). Each shareholder has the right to cast twelve (12) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the twelve (12) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of First Century Bankshares, Inc. in order to elect to the Board of Directors the maximum number of nominees named in this proxy statement.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

(800) 368-5948

www.rtco.com

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2011, the Board of Directors met seven (7) times.

The Board of Directors of the Company has a standing Executive Committee, Audit and Compliance Committee and Compensation Committee. All of the directors attended 75% or more of the meetings of the Board of Directors and the meetings held by committees of the Board on which the directors served in 2011 except for Wm. Chandler Swope.

Board Leadership Structure

The Board of Directors of the Company is led by a Chairman who is not the Chief Executive Officer. Mr. Michael R. Shott was appointed the Chairman of the Board of Directors of the Company effective January 1, 2012. Prior to Mr. Shott’s appointment, Mr. R. W. Wilkinson served as the Company’s Chairman of the Board of Directors. Mr. Frank W. Wilkinson currently serves as the Company’s Chief Executive Officer. The Board believes that it is important to formally separate the roles of Chairman of the Board of Directors and the Chief Executive Officer. The separation of these roles results in a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance.

Robert M. Jones, Jr., an independent member of the Board of Directors, serves as the Vice-Chairman of the Board of Directors and is the Chair of the Executive Committee and the Compensation Committee. Dr. Jones provides additional oversight of the Company and its management.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, market, credit, financial, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

As part of its charter, the Audit and Compliance Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting process, the system of internal control, the audit process, and the company’s process for monitoring compliance with laws and regulations with the Board of Directors, management and the Company’s internal and external auditors.

Executive Committee

The Executive Committee is comprised of seven directors, Robert M. Jones, Jr., the Chair, Charles A. Peters, John H. Shott, Michael R. Shott, Walter L. Sowers, Frank W. Wilkinson and R. W. Wilkinson. The Executive Committee makes recommendations regarding nominees to the Board of Directors, and is responsible for the management of the budget, development of policies and implementation of such policies and review of personnel and salaries. The Executive Committee performs such duties and exercises the powers delegated to it by the Board of Directors. The Executive Committee met seven (7) times in 2011.

Audit and Compliance Committee

The Audit and Compliance Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of financial statements, audit fees and any recommendations with respect to internal controls and financial matters. This committee is also responsible for monitoring trust activities, including the review of the assets in each trust as to their safety and current value, and the advisability of retaining or disposing of such assets. The Audit and Compliance Committee has adopted a written charter. A copy of the charter was attached to the Proxy Statement for the 2010 Annual Meeting as Appendix A.

Current members of this committee are Paul Cole, Jr., Samuel V. Jones, and Walter L. Sowers. Walter L. Sowers serves as the Chair of the Audit and Compliance Committee. The Audit and Compliance Committee met five (5) times in 2011.

The Board of Directors has determined that all members of the Audit and Compliance Committee are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. For information concerning the audit fees paid by the Company in 2010 and 2011 and for information about the Company’s independent registered public accounting firm generally, see the section entitled “Audit and Compliance Committee Report” on page 17.

Compensation Committee

The Compensation Committee consists of the non-employee members of the Executive Committee which are Robert M. Jones, Jr., the Chair, Charles A. Peters, John H. Shott and Walter L. Sowers. The duties of the Committee include:

•    Evaluating the Company’s financial performance and relative shareholder return in determining executive compensation, taking into consideration such factors as the economic environment and general market conditions;

•    Providing oversight of management’s decisions concerning performance and compensation of other senior officers.

•    Reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation; in determining the long-term incentive component of CEO compensation, the Committee considers various measures of the Company’s performance, including relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards made to the CEO in past years;

•    Making recommendations to the Board of Directors with respect to the Company’s incentive compensation and equity based plans;

•    Annually, overseeing the evaluation of the Board and management;

•    Evaluating succession plans at the senior level; and

•    Evaluating the performance of the Committee and submitting a report to the Board of Directors.

The Compensation Committee operates under the terms of a written charter adopted in January, 2007. A copy of the Compensation Committee’s charter was attached to the Proxy Statement for the 2010 Annual Meeting as Appendix B. The Compensation Committee met one (1) time in 2011.

Compensation Processes and Procedures

The Committee’s primary processes and procedures for establishing and overseeing executive compensation include:

•    Scope of Authority. The Committee discharges the Board’s responsibility in matters relating to the evaluation of the performance of the Chief Executive Officer and other executive officers, the determination of executive compensation and the administration of the Company’s incentive compensation plan. The principal responsibility in compensating executives is to align the incentives of the executives with actions that will enhance long-term shareholder value.

The Committee reports its activities to the Board on a regular basis and makes such recommendations as the Committee deems necessary or appropriate.

The Committee has the resources and authority appropriate to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in the evaluation of Chief Executive Officer (“CEO”) or other senior executive compensation.

•    Delegation of Authority. The Committee has the authority to delegate to a subcommittee consisting of one or more members of the Committee such of its duties and responsibilities as it deems appropriate and advisable.

•    Role of Executive Officers. The Chief Executive Officer provides the Committee with a performance assessment for each of the other executive officers. These performance assessments are considered by the Committee in setting compensation for executive officers.

•    Role of Independent Consultant. The Committee did not use an independent consultant in determining or recommending the amount or form of executive and director compensation.

Director Nomination Considerations and Process

The Company does not have a standing Nominating Committee. The Company’s Executive Committee is responsible for nominating members to be presented for election by the Company’s shareholders. The Company’s Executive Committee, acting as its Nominating Committee, is responsible for identifying and reviewing candidates for director positions and submitting nominees to the Board of Directors. The Company does not have a Nominating Committee charter. However, on February 25, 2005, the Company adopted a policy relating to nominations to the Board of Directors of the Company. This policy is attached to this Proxy Statement as Appendix A and addresses:

•    the criteria that individuals must satisfy to be selected as a nominee;

•    the procedure for shareholders to place a name in consideration as a nominee; and

•    the process for evaluating nominees for director, including nominees recommended by shareholders.

No changes have been made to this policy relating to the procedure by which shareholders may recommend nominees.

In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Executive Committee determines, in its sole discretion, whether an individual satisfies the following criteria:

•    Nominees must possess the highest personal and professional ethics, integrity and values.

•    Nominees must be committed to representing the long-term interests of First Century Bankshares, Inc.

•    Nominees must have reputations, both personal and professional, consistent with the image and reputation of First Century Bankshares, Inc.

•    Each nominee must have the ability to exercise sound business judgment.

•    Each nominee must have relevant expertise and business experience.

•    Each nominee must be a shareholder of First Century Bankshares, Inc.

The Executive Committee will also consider the size and structure of the Board of Directors. In selecting individuals for nomination, the Executive Committee will take into account whether a majority of the members of the Board of Directors meet the independence requirements of NASDAQ. Continuity of board membership is also an important consideration in this process.

The Executive Committee considers diversity in identifying nominees for a director by identifying directors who have differing educations and backgrounds and who have work experience in diverse areas (such as banking, accounting, legal, finance, construction, medical, manufacturing and automobile sales) to provide the board as a whole with experience and perspective in a wide variety of areas. The Executive Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

The Executive Committee would consider a shareholder nomination under the same criteria discussed above. There will be no differences in the manner in which the Executive Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Shareholders who wish to place a name in consideration with the Executive Committee as a nominee for election as a director of the Company must comply with the procedures outlined in the policy. These procedures require that a shareholder submit the following information about the proposed nominee and the notifying shareholder or group of shareholders, as applicable, in writing to the Chief Executive Officer of First Century Bankshares, Inc. at 500 Federal Street, Bluefield, West Virginia 24701.

•    name of the proposed nominee;

•    age of the proposed nominee;

•    address of the proposed nominee;

•    principal occupation or employment of the proposed nominee;

•    the name and address of the notifying shareholder (if the nomination is from a group of shareholders, the names and addresses of each member of the group);

•    the number of shares of common stock held by the notifying shareholder or the aggregate number of shares held by the group of shareholders; and

•    whether the notifying shareholder or group of shareholders consent to the disclosure of the name of the notifying shareholder or the names of each member of the group of shareholders in the proxy statement.

If the notifying shareholder beneficially owns in the aggregate more than five percent (5%) of the Company’s voting stock or if the submission is from a group of shareholders and the shareholder group owns in the aggregate more than five percent (5%) of the Company’s voting stock, then the Company will disclose the names of the notifying shareholders and the proposed nominee in the proxy statement if the notifying shareholder(s) and the proposed nominee both consent in writing to the disclosure. If the proposed nominee consents to such disclosure, the notifying shareholder(s) must provide such written consent in the submission.

The above information must be received by the Company no later than December 31st of the year preceding the election in which the proposed nomination relates.

Shareholders who desire to nominate an individual for election as a member of the Board of Directors must comply with the procedures set forth in Article XIII of the Company’s Amended and Restated Bylaws. A copy of Article XIII is attached to this Proxy Statement as Appendix B.

Independence of Directors and Nominees

The Board of Directors annually reviews the relationships of each member of the Board and each nominee to determine whether each director and nominee is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Board of Directors met on March 20, 2012, to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company. At the meeting, the Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following current members of the Board of Directors and the nominees for election to the Board of Directors are independent: D. Richard Browning, J. Richard Chambers, Paul Cole, Jr., Robert M. Jones, Jr., Samuel V. Jones, Charles A. Peters, John H. Shott, Michael R. Shott, Walter L. Sowers, and Wm. Chandler Swope.

The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit and Compliance Committee and the Executive Committee serving as the nominating committee. All of the directors serving on each of these committees is independent under the additional requirements applicable to such committees except R. W. Wilkinson and Frank W. Wilkinson, both of whom serve on the Executive Committee. Messrs. R. W. and Frank Wilkinson are not independent because Mr. Frank W. Wilkinson is an executive officer of the Company, and Mr. R. W. Wilkinson has been an executive officer of the Company within the last three years.

Each of the nominees for director except Messrs. R. W. and Frank Wilkinson are independent based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Board also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company:

•     First Century Bank, a subsidiary of the Company provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2011 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfy the standards for independence.

•     An entity affiliated with Samuel V. Jones provided accounting services to the Company and received payments from the Company for such services during 2011. These payments did not exceed $200,000 or 5% of the Company’s or Mr. Jones’ company’s consolidated revenues for 2011, and therefore, the relationship satisfied the standards for independence applicable to the Board of Directors and to the Audit and Compliance Committee.

•     John H. Shott provided legal services to the Company and received payments from the Company for such services during 2011. These payments did not exceed $200,000 or 5% of the Company’s or Mr. Shott’s consolidated revenues for 2011, and therefore, the relationship satisfied the standards for independence applicable to the Board of Directors and to the Compensation Committee.

•     An entity affiliated with Michael R. Shott provided cleaning supplies to the Company and received payments from the Company for such services during 2011. These payments did not exceed $200,000 or 5% of the Company’s or Mr. Shott’ company’s consolidated revenues for 2011, and therefore, the relationship satisfied the standards for independence applicable to the Board of Directors.

Related Person Transactions

Directors, nominees for director and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, First Century Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors, nominees for director and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Other than the normal banking transactions described above, the Company has not entered into any transactions with related persons since January 1, 2010 or any current transaction in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average assets of the Company at December 31, 2010 and December 31, 2011, and in which the related person had or will have a director or indirect material interest.

Indemnification

We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-laws.

Shareholder Communications with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any individual director. Shareholders may send written communications to the Board of Directors or to any individual Director c/o Secretary, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701. All communications will be compiled by the

Secretary of the Company and submitted to the Board of Directors or to the individual Director on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Eleven (11) of the twelve (12) current board members attended the 2011 Annual Meeting of Shareholders.

Corporate Policies

We have long believed that good corporate governance is important to ensure that First Century Bankshares, Inc. is managed for the long-term benefit of its stockholders. Since the adoption of the Sarbanes-Oxley Act of 2002, we have been reviewing our corporate governance policies and practices to determine whether these policies and practices meet industry standards and comply with the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission.

Based on our review, we have:

•     adopted a policy relating to nominations for the Board of Directors.

•     adopted a Code of Ethics that applies to the Company’s Chief Executive Officer, its Treasurer and other Senior Executive Officers. A copy of the Code of Ethics is attached as an Exhibit to the Company’s Annual Report on Form 10-K.

•     adopted Whistleblower Policies and Procedures which address the procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters. The Whistleblower Policies and Procedures permit employees to submit confidential and anonymous complaints free from retaliation or adverse action in their employment. A copy of the Company’s Whistleblower Policies and Procedures is attached to this Proxy Statement as Appendix C.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of one class of twelve (12) Directors.

Twelve (12) Directors will be elected at our 2012 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2013.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the twelve (12) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2013 at the Annual Meeting: D. Richard Browning, J. Richard Chambers, Paul Cole, Jr., Robert M. Jones, Jr., Samuel V. Jones, Charles A. Peters, John H. Shott, Michael R. Shott, Walter L. Sowers, Wm. Chandler Swope, Frank W. Wilkinson, and R. W. Wilkinson. All of the nominees were approved by the Executive Committee serving as the Nominating Committee and ratified by the Board of Directors. All of the nominees are directors standing for re-election.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees for Director are set forth on the following pages.

Family Relationships

Mr. Frank W. Wilkinson is the son of R. W. Wilkinson, and John H. Shott and Michael R. Shott are brothers.

Director Qualifications and Review of Director Nominees

Each nominee brings a strong and unique background and set of skills to the Board, providing the Board as a whole competence and experience in a wide variety of areas including, banking, finance, accounting, legal, corporate governance, executive management, construction, medical, manufacturing and automobile sales. Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. Further, each nominee has civic and community involvement that mirrors the Company’s values emphasizing personal service and relationships and local decision making. The Executive Committee’s process to recommend qualified director candidates is described on page 6 under “Director Nomination Considerations and Process.” In the paragraphs below, we describe specific individual qualifications, skills and attributes of the nominees for director that the Executive Committee considered in concluding that the nominees are qualified to serve as directors of the Company:

Set forth below are the names of the nominees for election to the office of director, along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years.

Nominees for Directors

D. Richard Browning, age 59, has served as a member of the Board of Directors since 2011. Mr. Browning has served as a member of the Raleigh County Advisory Board of Directors of First Century Bank, the Company’s banking subsidiary, for 2 years.

Mr. Browning brings to our Board relevant experience with regulatory compliance and economic development issues facing the banking industry and the State of West Virginia.

Mr. Browning serves in the West Virginia State Senate representing Wyoming, Raleigh and McDowell Counties in the 9th Senatorial District. Mr. Browning chairs the Committee on Economic Development in the West Virginia State Senate. Mr. Browning also operates Clear Fork Consulting, Inc., a consulting company that specializes in the management of organizations and economic development.

Prior to his service in the West Virginia Senate, Mr. Browning was a member of the West Virginia House of Delegates for 16 of the past 20 years representing Wyoming, McDowell and Mercer Counties. Mr. Browning also worked in the Wyoming County School system for 23 years as a teacher and administrator and was the Executive Director of the Coalfields Expressway Authority for 11 years. Mr. Browning currently serves as a member of the CNA Committee of the West Virginia Association of Vocational Rehabilitation Facilities.

J. Richard Chambers, age 64, has served as a member of the Board of Directors since 2010.

Mr. Chambers has been an executive officer of several banks and has served on the boards and various committees of these banks. Mr. Chambers brings to the Board his vast banking experience and his current knowledge in financial services. Mr. Chambers is also a current director, co-founder and patent listed inventor for VTM, LLC, a technology company delivering video/teller/clerk services over networks and utilizing a video call center. Mr. Chambers is a former director of Chexar Networks, Inc. and the originator of its logic system for the cashing of third-party checks.

Mr. Chambers is the Chief Executive Officer and Managing Member of JR Chambers and Associates, LLC, a consulting company that provides banking and non-banking financial services and general business consulting. Mr. Chambers has served in various capacities with banks, including serving as the President and Chief Operating Officer of Nashville City Bank and Trust Company, Vice Chairman of Dominion Bank of Middle Tennessee, Founder, CEO and President of The Bank of Nashville, and President of Banc Partners Leasing Inc. Mr. Chambers also has extensive lending experience. Mr. Chambers has served on the Audit, Trust, Investment, Compensation and Capital Planning committees of the boards of directors of Nashville City Bank and The Bank of Nashville and has served on the Compensation Committee of Banc Partners Leasing, Inc. Mr. Chambers was also involved in a check cashing business for a period of four years and his consulting business includes check cashing technology, bank capitalization and various non-bank financial services.

Paul Cole, Jr., age 80, has served as a member of the Board of Directors since 1998. Mr. Cole is a member of the Audit and Compliance Committee.

Mr. Cole brings a strong sense of executive management and leadership to the Board. Mr. Cole served as the Chief Executive Officer of Cole Motor Company for approximately 40 years. In addition, Mr. Cole was the Mayor of Bluefield for 13 years. Mr. Cole’s activities have included leadership and services in automobile associations and business groups. He was Chairman of the American Truck Dealers Association and is the only West Virginian ever named to the Automotive Hall of Fame.

Robert M. Jones, Jr., age 59, has served as a member of the Board of Directors since 1993 and is currently the Vice-Chairman of the Board. Dr. Jones is the Chairman of the Executive Committee and the Compensation Committee.

Dr. Jones’ 18 years of service on the Board, his 17 years of service on the Executive Committee and his 12 years of service on the Compensation Committee provides institutional continuity and industry knowledge.

Dr. Jones is a physician and surgeon practicing at Smith and Jones, MD, PC.

Samuel V. Jones, age 51, has served as a member of the Board of Directors since 2007. Mr. Jones is a member of the Audit and Compliance Committee.

Mr. Jones brings to our Board relevant experience with accounting and reporting issues. Mr. Jones’ familiarity with the importance of compliance regarding financial reporting, taxation, auditing and implementation of internal controls provide for a sound background for serving on the Board of Directors.

Mr. Jones has worked as a Certified Public Accountant for 30 years. Certification requires rigorous examination and continual professional education. Mr. Jones also owns and operates real estate ventures and a motorcycle dealership.

Charles A. Peters, age 89, has served as a member of the Board of Directors since 1983. Mr. Peters is a member of the Executive Committee and the Compensation Committee.

Mr. Peters’ 28 years of experience on the Board provides institutional continuity and industry knowledge accumulated through all phases of industry and economic cycles. In addition, Mr. Peters’ experience as the founder and President of Peters Equipment, Inc., a firm engaged in the design engineering and construction of coal preparation facilities, equips him to understand and guide management decisions and actions relating to planning, risk management, marketing and capital management.

After completing his military service in World War II, Mr. Peters graduated from the University of Alabama with a Bachelor of Science in Industrial Engineering. Mr. Peters’ activities have included leadership and service in for-profit and non-profit health and business organizations and youth groups. Mr. Peters has been recognized for his work with these organizations.

John H. Shott, age 63, has served as a member of the Board of Directors since 1999.

Mr. Shott brings to our Board relevant experience with legal and regulatory compliance issues.

Mr. Shott obtained his law degree from the University of North Carolina, Chapel Hill and has been practicing law since September, 1975. Mr. Shott is a former member of the West Virginia House of Delegates – 24th District. Mr. Shott is also a member of the Board of Directors of several non-profit entities and community organizations.

Michael R. Shott, age 59, has served as a member of the Board of Directors since 2011 and was appointed Chairman of the Board of Directors effective January 1, 2012. Mr. Shott brings to the Board his business experience and his management and leadership skills as the principal owner and operator of a company that serves customers throughout the United States, Canada, Mexico, Puerto Rico and Japan.

Mr. Shott has served as the Chairman and Chief Executive Officer of JanPak, Inc., a leading supplier of cleaning and packing solutions, since 1993. Mr. Shott is also the founder and Chief Executive Officer or President of several entities that are involved in real estate development and capital raising ventures. Mr. Shott graduated from Florida State University with a Bachelor of Science. Mr. Shott is a past director of the Greater Bluefield Chamber of Commerce and the Greater Bluefield Community Center and is the past Chairman of the West Virginia Roundtable.

Walter L. Sowers, age 72, has served as a member of the Board of Directors since 1983. Mr. Sowers is the Chair of the Audit and Compliance Committee and is a member of the Executive Committee and the Compensation Committee.

Mr. Sowers’ 28 years of experience on the Board provides institutional continuity and industry knowledge accumulated through all phases of industry and economic cycles. In addition, Mr. Sowers is the Chairman and CEO of Pemco Corporation, a manufacturer of electrical products. His management experience equips him to contribute to the Board’s oversight of the risk management practices of the company. Mr. Sowers also serves as a Director and member of the Executive Committee of Marshall Miller & Associates.

Wm. Chandler Swope, age 69, has served as a member of the Board of Directors since 2001.

Mr. Swope brings to our board his insights as a principal owner of a construction company and his management and leadership skills

Mr. Swope graduated from Ohio State University with a Bachelor of Science in Business Administration – Industrial Management. In 1983, Mr. Swope founded Swope Construction Co., a general contracting firm that employs approximately 50 full time employees. Mr. Swope’s activities have included leadership and service to builders associations and medical organizations.

Frank W. Wilkinson, age 50, has served as a member of the Board of Directors since 1996. Mr. Wilkinson was appointed as the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of First Century Bank, the banking subsidiary of the Company, effective January 1, 2011. Prior to this appointment, Mr. Wilkinson served as the Secretary of the Company and the President and Chief Operating Officer of First Century Bank. Mr. Wilkinson is also a member of the Executive Committee.

Mr. Wilkinson’s knowledge and experience in all areas of the banking industry as well as his current positions with First Century Bank, provide the Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities.

Mr. Wilkinson obtained his undergraduate degree from the University of Virginia and obtained graduate degrees or certifications from the following: the University of Delaware, ABA Stonier Graduate School of Banking; University of Virginia Darden School Executive Education Program in Financial Management; and the University of Oklahoma, ABA Graduate School of Commercial Lending.

Mr. Wilkinson began his banking career in September of 1984 and has worked in all areas of a bank, including lending officer, sales manager, business development officer and marketing officer.

Mr. Wilkinson has worked as VP of Marketing and Branch Administration, EVP and Chief Operating Officer, and President and Chief Operating Officer of First Century Bank, the Company’s banking subsidiary. Mr. Wilkinson has also served on the following committees since 1996 for First Century Bank or the Company: Executive Committee, Discount (Loan) Committee, Administrative Committee, Trust Committee and Management Committee.

Mr. Wilkinson’s activities include leadership and service to community service programs, nonprofit boards and business organizations.

R. W. Wilkinson, age 79, has served as a member of the Board of Directors since 1983 and has served as an officer with First Century Bank, the Company’s banking subsidiary, since 1962. Mr. Wilkinson retired as Chairman of the Board of Directors of the Company and of First Century Bank, effective December 31, 2011. Mr. Wilkinson retired as President and Chief Executive Officer of the Company and the Chief Executive Officer of First Century Bank effective December 31, 2010. Mr. Wilkinson served as the President and Chief Executive Officer of the Company since it was formed in 1983 and served as the President and Chief Executive Officer of First Century Bank since 1982. Mr. Wilkinson is a member of the Executive Committee.

Mr. Wilkinson’s 28 years of experience on the Board provides institutional continuity and industry knowledge accumulated through all phases of industry and economic cycles. In addition, Mr. Wilkinson’s presence in the State of West Virginia and his leadership qualities enable him to guide the Board’s decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Mr. Wilkinson obtained his Bachelor of Science degree in Education and his law degree from the University of Virginia. Mr. Wilkinson graduated from the Stonier Graduate School of Banking at Rutgers The State University. Mr. Wilkinson’s activities include leadership and service to community service programs, nonprofit entities, college boards and foundations, and business organizations. Mr. Wilkinson is also a member of several social, professional and community service organizations and has been recognized for his service.

ITEM 2 – APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Brown, Edwards & Company LLP to serve as our independent registered public accounting firm for 2012 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2011 and 2010 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 17 of this Proxy Statement.

Representatives of Brown, Edwards & Company LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

The Board of Directors recommends a vote FOR the approval of Brown, Edwards & Company LLP as our independent registered public accounting firm for the year 2012.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three independent directors. The members of the Audit and Compliance Committee are Paul Cole, Jr., Samuel V. Jones and Walter L. Sowers.

The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. A copy of the charter was attached to the Proxy Statement for the 2010 Annual Meeting as Appendix A.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2011, and discussed them with Management and the Company’s independent registered public accounting firm, Brown, Edwards & Company LLP. The Audit and Compliance Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.

The Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with the accountants their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

In connection with standards for independence of the Company’s independent registered public accounting firm issued by the Securities and Exchange Commission, during the 2012 fiscal year, the Audit and Compliance Committee will consider in advance whether the provision of any non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining such independence.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Brown, Edwards & Company LLP to perform an audit of the Company’s annual financial statements for the years ending December 31, 2010 and 2011, and fees for other services rendered by Brown, Edwards & Company LLP during the years ended December 31, 2010, and December 31, 2011.

	2010	2011
Audit Fees(1)	$74,475	$78,500
Audit-Related Fees(2)	$20,900	$21,500
Tax Fees(3)	$14,150	$14,500
All Other Fees(4)	—	—
Total Fees	$109,525	$114,500

All services rendered Brown, Edwards & Company LLP are permissible under applicable laws and regulations, and approved by the Audit and Compliance Committee. The Audit and Compliance Committee’s approval policy with respect to non-audit services is shown as Appendix D to this Proxy Statement.

(1) Audit Fees – These are fees for professional services performed by Brown, Edwards & Company LLP for the audit of the Company’s financial statements and for services performed by Brown, Edwards & Company LLP for the review of the financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees – These are for assurance and related services that are reasonably related to the performance or review of the Company’s financial statements.

(3) Tax Fees – These are fees for professional services performed by Brown, Edwards & Company LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees – These are fees for other permissible work that does not meet the above category descriptions.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining the independence of Brown, Edwards & Company LLP. For more information concerning the Company’s Audit and Compliance Committee, see page 5 of these Annual Meeting materials.

AUDIT AND COMPLIANCE COMMITTEE

Paul Cole, Jr.

Samuel V. Jones

Walter L. Sowers

EXECUTIVE COMPENSATION

Executive Compensation Program

The Company’s Compensation Committee administers the Company’s executive compensation program. The program consists of, and is intended to balance, the following three elements:

•     Salaries. Salaries are based on an evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s peer group to executive officers holding equivalent positions. No salary increases were granted for 2010. In 2011, the Company increased the salary of Frank W. Wilkinson as a result of Mr. Wilkinson’s promotion to the Company’s President and Chief Executive Officer and also increased the salary of J. Ronald Hypes, the Company’s Treasurer. For 2011, the Company granted a cost of living raise of 2% to its remaining Named Executive Officer. In 2012, the Company granted a 3% increase to the base salaries of Named Executive Officers.

•     Annual Incentive Compensation. Executive annual incentive compensation is based on an evaluation of both individual and Company performance against qualitative and quantitative measures. Under the Company’s Executive Bonus Plan, at the beginning of each fiscal year, the Board of Directors sets a net income target and a minimum percentage of the net income target that must be achieved by the Company in order to establish an annual incentive compensation pool. If the Company’s net income reaches the minimum set by the Board of Directors, then the Board will award annual incentive compensation based on a formula which considers the return on average assets of the Company and individual performance goals. Annual incentive compensation is paid in cash and not in the form of equity.

In 2010 and 2011, the Company did not achieve its net income target level and therefore the Compensation Committee did not establish an annual incentive compensation pool for executive officers. For 2012, the required minimum net income target established by the Board of Directors is $2,282,500.

If the Company achieves its net income target level and the annual incentive compensation pool is funded, then the Committee will increase or decrease the annual incentive compensation payments depending on whether the executive attains specific Company goals based on asset growth and return on equity, as well as individual goals relating to the executive’s particular duties and responsibilities. Within each category of Company and individual goals, the performance goals for each Named Executive Officer range from 80% to 120% of desired target achievement levels. Each specific goal is weighted with the achievement of all goals equaling 100%. The actual percentage of goal achieved by the executive in each category is then multiplied by the assigned weight for that category. This product is then multiplied by the base salary percentage. This percentage is the actual incentive percentage achieved for that category. Each category percentage is then totaled to obtain the actual percentage of base salary to which the executive is entitled. The annual incentive compensation payments are capped for each executive. Mr. Wilkinson’s annual incentive compensation cannot exceed 55% of his base salary and the incentive compensation payments to Messrs. Hypes and Beckett cannot exceed 40% of their base salary.

The Company does not publicly disclose specific Company or individual performance goals because disclosure of the specific objectives would provide competitors and third parties insight into the planning process and therefore cause competitive harm. The performance goals are aggressive and there is considerable risk payments will not be made at all or will be made at less than 120%. This uncertainty ensures any payments are performance based.

•     Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock. From 1998 to 2008, the executive officers were eligible to participate in the Company’s Stock Option Plan. Under this plan, the Company was able to award options for up to 170,000 shares of the Company’s common stock to a select group of management employees. Each option granted under the Plan had an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vested over a five (5) year period with twenty percent (20%) of the options vesting each year.

In awarding options under the Company’s Stock Option Plan, the Company awarded options in two large grants in 1998 and 2002 rather than making smaller awards on an annual basis. Any outstanding options that were granted in 1998 expired on July 1, 2008. The Company’s Stock Option Plan expired in 2008 and the Company has not presented a replacement Stock Option Plan to the shareholders for approval. The options that were granted in 2002 may be exercisable by the option holders until August 20, 2012.

On December 2, 2010, the Company and First Century Bank (the “Bank”) entered into Executive Benefit Agreements (the “Agreements”) with the Company’s Chief Operating Officer, Frank W. Wilkinson (currently the Company’s President and Chief Executive Officer) and the Company’s Treasurer, J. Ronald Hypes. The Company’s Compensation Committee, acting on behalf of the Board of Directors of the Company and the Bank, determined that such an arrangement was appropriate, considering Mr. Wilkinson’s and Mr. Hypes’ substantial contributions to the growth, success, and continued operation of the Company and the Bank. The Company also believes it is in the best interest of the Company and Bank to grant these executives a level of security to preserve key management and to assure fair consideration of any affiliation opportunities that may arise.

Generally, the Agreements provide severance compensation to Mr. Wilkinson and Mr. Hypes, if their employment should end under certain specified conditions after a change in control of the Company. Compensation is paid upon any involuntary termination within 12 months following a change in control unless the officer is terminated for cause. In addition, compensation will be paid after a change in control if the officer voluntarily terminates employment within 12 months following a change in control because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change in control without the officer’s consent; a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; assignment to the officer of duties inconsistent with his current position, duties or responsibilities without the officer’s consent; withdrawal of material portions of his duties without the officer’s consent; a change in his reporting relationship without the officer’s written consent; geographical relocation of the officer without consent to an office more than twenty (20) miles from the officer’s location at the time of a change in control; failure by the Company to obtain assumption of the contract by its successor; or any purported termination of the officer’s employment which is not effected pursuant to a Notice of Termination required in the agreement.

Under the Agreements, a change in control is deemed to occur in the event of the acquisition during any 12 month period by any person or group of persons acting together of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, or on the date a majority of members of Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or the acquisition of assets of the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company.

Under the Agreements, severance benefits include: (a) lump sum cash payment equal to the officer’s monthly salary, multiplied by the number of months between the date of separation from service and the date that is thirty (30) months after the date of consummation of change in control; provided that in no event shall Mr. Wilkinson or Mr. Hypes receive lump sum payments that are less than 50% of their salary, and (b) payment of cash incentive award, if any, under the Company’s incentive plans.

The Agreements do not affect the right of the Company to terminate Mr. Wilkinson or Mr. Hypes, or change their salary or benefits, with or without good cause, prior to any change in control; provided, however, any termination or change which takes place after discussions have commenced which results in a change in control or which takes place within six months prior to a change in control will be presumed to be a violation of the Agreement and will entitle Mr. Wilkinson and Mr. Hypes to the benefits under the Agreements, absent clear and convincing evidence to the contrary.

Other than the Executive Benefit Agreements with Mr. Wilkinson and Mr. Hypes, the Company has no Employment Agreements or Change In Control Agreements with its Named Executive Officers.

Plans Covering All Employees

401(k) Plan. The Company maintains a qualified 401(k) retirement savings plan covering substantially all employees who are age 21 or older. All such employees are eligible to participate on a voluntary basis. Under the provisions of the plan, all normal employee contributions are matched by the Company at the rate of 100% of the employees’ contributions up to 6% of the employees’ compensation.

Pension Plan. The Company and its subsidiary have maintained a qualified, noncontributory Pension Plan for which each year’s accrued costs are funded by the Bank. Amounts are accrued or set aside each fiscal year to provide fixed benefits to employees in the event of retirement at a specified age after a specified number of years of service. The amount of estimated annual benefits upon retirement assumes that the employee will continue to be employed at his or her present compensation until retirement at age 65.

The standard retirement benefit is payable in monthly installments commencing on a participant’s normal retirement date. The formula for calculating the benefits includes amounts that were accrued under the Plan in effect on April 30, 2003, plus 1% of the participant’s annual compensation for each calendar year in which the participant is credited with a year of service. Annual compensation covered by the Plan consists of total salary, wages and other amounts includible in income for purposes of income tax withholding. In addition, deemed compensation under a cafeteria plan is included as compensation. Salary reduction contributions to any cafeteria plan, qualified transportation fringe benefit plan, tax-sheltered annuity, SEP or 401(k) plan are included in compensation. Effective January 1, 2003, amounts that participant’s receive for not participating in the medical plan (unless it is considered compensation under a cafeteria plan) and amounts received by participants for the purchase of long-term disability coverage are not included as compensation. There is a cap of $170,000 on annual compensation for purposes of determining the standard retirement benefit. Accordingly, the amount of the standard retirement benefit depends on the retiree’s age and years of service at the time of retirement. The Plan provides that the standard retirement benefit is equal to the greater of the Plan’s early retirement benefit or the normal retirement benefit. The Company does not grant extra years of credited service.

Effective December 31, 2011, the Company amended the Pension Plan to discontinue benefit accruals under the Pension Plan and to not allow any new participants to participate in the Pension Plan. Employees will receive the benefits already accrued under the Pension Plan but no new benefits will accrue after December 31, 2011.

Summary Compensation Table

Executive officers of the Company are not compensated for services rendered to the Company. Executive officers of its subsidiary are compensated for services rendered. The table below sets forth the cash compensation of the Company’s Chief Executive Officer and the two other most highly compensated executive officers of First Century Bankshares, Inc. earning $100,000 or more for the years ended December 31, 2011 and December 31, 2010 (the “named executive officers”).

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	All Other Compen - sation(2)	Total
Frank W. Wilkinson	2011	$180,000	—	—	—	—	$11,071	$191,071
President and Chief Executive Officer of the Company and of First Century Bank	2010	$155,940	—	—	—	—	$9,716	$165,656
J. Ronald Hypes,	2011	$150,000	—	—	—	—	$9,235	$159,235
Treasurer of the Company and Chief Financial Officer of First Century Bank	2010	$134,196	—	—	—	—	$8,372	$142,568
John P. Beckett, Jr.,	2011	$145,513	—	—	—	—	$8,978	$154,491
Senior Vice President and Executive Trust Officer of First Century Bank	2010	$142,044	—	—	—	—	$8,894	$150,938

(1)

Except for the Executive Benefits Agreement between the Company, First Century Bank and Mr. Frank W. Wilkinson, neither the Company nor First Century Bank has entered into any employment agreements with any of its Named Executive Officers.

(2)

The components of this column include the Company match for each individual’s 401(k) plan contributions and the dollar value of the life insurance premiums paid by the Company for each individual under the Company’s group life insurance policy. The Company made the following contributions to each named executive officer’s 401(k) plan in 2011: Frank W. Wilkinson—$10,800; J. Ronald Hypes—$9,000; and John P. Beckett, Jr.—$8,729. The Company paid the following premiums for each named executive officer under the Company’s group life insurance policy in 2011: Wilkinson—$271; Hypes—$235, and Beckett—$249. The Company did not provide any perquisites or other personal benefits to the named executive officers in excess of $10,000.

Outstanding Equity Awards at December 31, 2011

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011, for the Company’s named executive officers.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)(1)
Frank W. Wilkinson	5,000	0	—	$18.00	August 20, 2012
J. Ronald Hypes	5,000	0	—	$18.00	August 20, 2012
John P. Beckett, Jr.	2,500	0	—	$18.00	August 20, 2012

(1)	Each option has a term of ten (10) years and vests over a five (5) year period with twenty percent (20%) of the options vesting each year.

DIRECTOR COMPENSATION

Director Compensation for 2011

Name (a)(1)	Fees Earned or Paid in Cash ($) (b)(2)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
D. Richard Browning	$13,875	—	—	—	—	—	$13,875
J. Richard Chambers	$15,150	—	—	—	—	—	$15,150
Paul Cole, Jr.	$15,000	—	—	—	—	—	$15,000
Robert M. Jones, Jr.	$16,000	—	—	—	—	—	$16,000
Samuel V. Jones	$17,850	—	—	—	—	—	$17,850
Charles A. Peters John	$15,750	—	—	—	—	—	$15,750
John H. Shott	$18,000	—	—	—	—	—	$18,000
Michael R. Shott	$11,975						$11,975
Walter L. Sowers	$18,500	—	—	—	—	—	$18,500
William Chandler Swope	$13,700	—	—	—	—	—	$13,700
R. W. Wilkinson	$28,500	—	—	—	—	$836	$29,336

(1)	Mr. Frank W. Wilkinson did not receive board fees for his service on either the Company’s Board of Directors or the Board of Directors of the Company’s subsidiary, First Century Bank during 2011.
(2)

The fees include a retainer for serving on the Board of the Company of $6,500 and $300 for each Board meeting attended during the year. In addition, the members of the Audit and Compliance Committee and the Executive Committee receive a retainer of $1,500 and $400 for each committee meeting attended. Members of the Compensation Committee also receive $400 for each meeting attended.

All fees paid to Directors of the Company are paid by First Century Bank Directors of the Company who are also directors of First Century Bank receive compensation in the amount of $300 for each bank board meeting attended and $200 for each bank committee meeting attended.

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s Executive Officers.

Name	Age	Year Appointed	Present Position and Business Experience During the Last Five Years

Michael R. Shott	59	2012	Chairman of the Company and First Century Bank since January 1, 2012.

Frank W. Wilkinson	50	1996	President and Chief Executive Officer of the Company and First Century Bank since January 1, 2011; Secretary of the Company and President and Chief Operating Officer, First Century Bank from April 19, 2005 to December 31, 2010.

William E. Albert	60	1984	Secretary of the Company; Senior Vice President and Cashier, First Century Bank

J. Ronald Hypes	50	1994	Treasurer of the Company; Senior Vice President and Chief Financial Officer, First Century Bank

Jeffery L. Forlines	56	1998	Senior Vice President and Chief Credit Officer, First Century Bank

John P. Beckett, Jr.	62	2002	Senior Vice President and Executive Trust Officer, First Century Bank

Effective December 31, 2011, R.W. Wilkinson retired as the Chairman of the Board of Directors of the Company and First Century Bank. Both the Company and First Century Bank have benefited from and are grateful for the wisdom and guidance provided by Mr. Wilkinson.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Current Directors, Nominees for Director and Named Executive Officers

The table below shows the number of shares of the common stock of the Company beneficially owned by the current directors, the nominees for director and the named executive officers as of March 1, 2012. In addition, the table includes options exercisable within sixty (60) days of March 1, 2012, to purchase the number of shares indicated on the table pursuant to the Company’s Stock Option Plans.

All current Directors, nominees for director and executive officers as a group owned 522,720 shares or 27.27% of the Company’s common stock.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class	Total Shares of Common Stock Beneficially Owned	Stock Options Exercisable Within 60 days of March 1, 2012	Percent of Class
John P. Beckett, Jr.	Common Stock	2,000	2,500	*
D. Richard Browning	Common Stock	450	—	*
J. Richard Chambers(1)	Common Stock	84,206	—	4.42%
W. Paul Cole, Jr. (2)	Common Stock	21,500	500	1.16%
J. Ronald Hypes(3)	Common Stock	8,765	5,000	*
Robert M. Jones, Jr.	Common Stock	82,404	—	4.33%
Samuel V. Jones(4)	Common Stock	3,895	—	*
Charles A. Peters(5)	Common Stock	13,260	500	*
John H. Shott	Common Stock	8,154	—	*
Michael R. Shott(6)	Common Stock	50,000	—	2.63%
Walter L. Sowers (7)	Common Stock	18,851	—	*
Wm. Chandler Swope	Common Stock	4,200	500	*
Frank W. Wilkinson(8)	Common Stock	26,850	5,000	1.67%
R. W. Wilkinson(9)	Common Stock	187,000		9.83%

*	Indicates the Director owns less than 1% of the Company’s issued and outstanding shares.
(1)	Includes 73,746 shares owned of record by Mr. Chambers. Includes 7,986 shares owned of record by Mr. Chambers’ former spouse, 117 shares owned of record by Mr. Chambers’ wife, and 2,357 shares owned of record by Mr. Chambers’ son. Includes 9,163 shares pledged as collateral.
(2)	Includes 21,000 shares owned of record by Mr. Cole. Also, includes 500 shares owned of record by Mr. Cole’s wife.

(3)	Includes 8,565 shares owned of record by Mr. Hypes. Also includes 200 shares owned of record by Mr. Hypes’ children.
(4)	Includes 200 shares owned jointly with Mr. Jones’ wife and 3,695 held in Mr. Jones’ 401(k) plan.
(5)	Includes 11,255 shares owned of record by Mr. Peters. Also, includes 2,005 shares owned of record by Mr. Peters’ wife.
(6)	Includes 15,000 shares pledged as collateral.
(7)	Includes 9,951 shares owned of record by Mr. Sowers. Also includes 8,900 shares owned of record by Mr. Sowers’ wife.
(8)	Includes 18,550 shares owned of record by Mr. Wilkinson. Also includes 6,600 shares owned by Mr. Wilkinson’s children and 1,700 shares owned by Mr. Wilkinson’s wife.
(9)	Includes 150,000 shares pledged as collateral.

Principal Stockholders

The following table sets forth, as of March 1, 2012, the persons or entities who to the best information and knowledge of the Corporation, beneficially own more than 5% of the outstanding shares of the Corporation’s common stock. Except where otherwise indicated, the following stockholders are the record owners of, and possess sole voting and investment powers with respect to, all of their shares.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
R. W. Wilkinson 129 Burgess Drive Bluefield, Virginia 24605	Common Stock	187,000 shares	9.83%

The Ethel N. Bowen Foundation 500 Federal Street Bluefield, West Virginia 24701	Common Stock	130,000 shares(1)	6.80%

(1)	These shares are held by First Century Bank as a safekeeping custodian for The Ethel N. Bowen Foundation. The Ethel N. Bowen Foundation is a private charitable foundation, the affairs of which are governed by a board of directors composed of four persons. Two of these directors are also directors of First Century Bankshares, Inc. and First Century Bank and include: R. W. Wilkinson and F. W. Wilkinson. The other directors are Henry C. Bowen and B. K. Satterfield. Neither R. W. Wilkinson nor F. W. Wilkinson holds beneficial ownership of the shares held by The Ethel N. Bowen Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in First Century shares with the SEC. Based on our records and other information, we believe that in 2011 our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements with the exception of two (2) inadvertent late filings by J. Richard Chambers relating to two (2) transactions.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS AND

OTHER BUSINESS OF SHAREHOLDERS

Shareholder Proposals for the 2013 Annual Meeting

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, if any shareholder intends to include a proposal in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders, such proposal must be received by us, Attention: Secretary, at our principal executive offices by November 23, 2012 for inclusion in the proxy statement and form of proxy relating to that meeting. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

If you wish to submit a proposal or a matter for consideration at our 2013 Annual Meeting, but you do not meet the deadline for inclusion in the proxy materials, the proposal must be submitted by the holder of record of the shares and received by the Secretary of the Company by December 31, 2012. This deadline applies to any matter that a shareholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 of the Exchange Act.

Nomination of Directors

Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article XIII of the Company’s Amended and Restated Bylaws, which Article XIII is set forth in full in Appendix B to this Proxy Statement.

Any shareholder wishing to propose a Director nominee for consideration by the Executive Committee for election to the Board at the Annual Meeting must provide a written recommendation to the Executive Committee in accordance with the procedures set forth in the policy attached to this Proxy Statement as Appendix C. The Company must receive the written recommendation by December 31st of the year preceding the election in which the proposed nomination relates. Acceptance of a recommendation for consideration does not imply that the Executive Committee will nominate the recommended candidate. For further information, see the policy attached as Appendix A to this Proxy Statement and Article XIII of the Company’s Amended and Restated Bylaws attached as Appendix B to this Proxy Statement.

Stock Transfers

Current market quotations for the common stock of First Century Bankshares, Inc. are available on the OTC Bulletin Board (OTCBB) under the symbol “FCBS.”

If you would like information about firms that make a market in our stock, you may contact J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701, or e-mail rhypes@firstcentury.com.

FORM 10-K

The company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the company’s Annual Report on Form 10-K for 2011. Requests for copies of such report should be directed to J. Ronald Hypes,

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701. The Company’s Annual Report on Form 10-K for 2011 is also available free of charge on the following website: www.firstcentury.com/proxy.htm.

By Order of the Board of Directors,

March 23, 2012

Appendix A

Policy for Nominations to the Board of Directors of First Century Bankshares, Inc.

A. Criteria for Nominees to the Board of Directors

Nominees for Directors must satisfy the following criteria:

1.	Nominees must possess the highest personal and professional ethics, integrity and values.

2.	Nominees must be committed to representing the long-term interests of First Century Bankshares, Inc.

3.	Nominees must have reputations, both personal and professional, consistent with the image and reputation of First Century Bankshares, Inc.

4.	Each nominee must have the ability to exercise sound business judgment.

5.	Each nominee must have relevant expertise and business experience.

6.	Each nominee must be a shareholder of First Century Bankshares, Inc.

B. Procedure for Shareholders to Submit an Individual for Consideration as a Nominee

Shareholders must comply with the following procedures to place a name in consideration as a nominee for election as a director of First Century Bankshares, Inc.

1. The information described in Paragraph 2 below must be submitted in writing to the Chief Executive Officer of First Century Bankshares, Inc. at 500 Federal Street, Bluefield, West Virginia 24701. The information described in Paragraph 2 must be received no later than December 31st of the year preceding the election in which the proposed nomination relates.

2. The submission must contain the following information about the proposed nominee and notifying shareholder or group of shareholders, as applicable:

•	name of the proposed nominee;

•	age of the proposed nominee;

•	address of the proposed nominee;

•	principal occupation or employment of the proposed nominee;

•	the name and address of the notifying shareholder (if the nomination is from a group of shareholders, the names and addresses of each member of the group);

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•	the number of shares of common stock held by the notifying shareholder or the aggregate number of shares held by the group of shareholders; and

•

whether the notifying shareholder or group of shareholders consent to the disclosure of the name of the notifying shareholder or the names of each member of the group of shareholders in the proxy statement.

If the notifying shareholder beneficially owns in the aggregate more than five percent (5%) of First Century Bankshares Inc.’s voting stock or if the submission is from a group of shareholders and the shareholder group owns in the aggregate more than five percent (5%) of First Century Bankshares Inc.’s voting stock, then First Century Bankshares, Inc. must disclose the names of the notifying shareholders and the proposed nominee in the proxy statement if the notifying shareholder(s) and the proposed nominee both consent in writing to the disclosure. If the proposed nominee consents to such disclosure, the notifying shareholder(s) must provide such written consent in the submission.

C. Consideration of Individuals to be Nominated for Director

In selecting nominees for the Board of Directors, the Executive Committee will select individuals who satisfy the criteria set forth in paragraph A. The Executive Committee will also consider the size and structure of the Board of Directors. In selecting individuals for nomination, the Executive Committee will take into account whether a majority of the members of the Board of Directors meet the independence requirements of the National Association of Securities Dealers Quotation System (“NASDAQ”) and continuity of board membership. Submission by a shareholder of the name of an individual for consideration as a nominee to the Board of Directors of the Company does not guarantee that such individual will be a nominee. The Executive Committee will consider nominees recommended by shareholders under the same criteria as nominees from the Executive Committee. There will be no differences in the manner in which the Executive Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

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Appendix B

AMENDED AND RESTATED BYLAWS OF FIRST CENTURY BANKSHARES, INC.

ARTICLE XIII.

NOMINATION OF DIRECTORS

Section 1. DIRECTORS ELIGIBLE FOR ELECTION. Only persons nominated in accordance with the procedures in this Article XIII shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation at any meeting of shareholders may be made only: (a) by or at the direction of the Board of Directors; or (b) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in this Article XIII. Any candidate proposed by a shareholder not nominated in accordance with such procedures shall not be considered or acted upon for execution at such meeting of shareholders.

Section 2. NOMINATION BY SHAREHOLDERS. A nomination by a shareholder of a candidate for election by shareholders as a director at any meeting of shareholders at which directors are to be elected may be made only by timely written notice, delivered to the Secretary of the corporation either in person or by certified United States mail postage prepaid, that complies with the requirements set forth in this Article XIII. In the case of election of directors at an annual meeting of shareholders, any such notice must be received by the Secretary of the corporation at the principal executive office of the corporation no later than the December 31st immediately preceding such annual meeting. In the case of the election of directors at a special meeting of shareholders, any such notice must be received by the Secretary of the corporation (i) not earlier than 90 calendar days prior to the date of the special meeting and (ii) no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed to shareholders or such public disclosure of the date of the meeting was made, whichever occurs first.

Section 3. INFORMATION SUBMITTED FOR PROPOSED NOMINEE AND SHAREHOLDER SUBMITTING NOMINEE. A shareholder’s notice of a proposed nomination for election as a director shall set forth, as to each person proposed to be nominated: (a) the name, age, address (business and residence) and principal occupation or employment and any directorships (at the time of such notice and for the preceding five (5) years) of such person; (b) (b) a description of any involvement in legal proceedings, as defined in Item 401(f) of Regulation S-K, for the past ten (10) years; (c) the number of shares of the corporation such person beneficially owns (as such term is defined by Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) and any other ownership

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interest in the shares of the corporation, whether economic or otherwise; and (d) any other information relating to such person that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act. Such notice shall also set forth, as to the shareholder giving the notice: (v) the name and address of the shareholder proposing such nomination; (w) the class and number of shares of the corporation which are beneficially owned by the shareholder and any other ownership interest in the shares of the corporation, whether economic or otherwise; (x) any relationship between the shareholder and the proposed nominee; (y) a representation that the person sending the notice is a shareholder of record on the record date and shall remain such through the meeting date; and (z) a representation that such shareholder intends to appear in person or by proxy at such meeting to move the nomination forth in the notice. In addition, the corporation may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such person to serve as a director of the corporation.

Section 4. COMPLIANCE WITH NOTICE REQUIREMENTS. The secretary of the corporation shall determine whether a shareholder’s notice of a proposed nomination for election as a director complies with the requirements of this Article XIII so as to be considered properly given to the Secretary. If the Secretary determines that such notice has not been properly given, the Secretary shall inform the notifying shareholder of such determination in writing within five (5) days from the date such notice was received by the corporation.

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Appendix C

First Century Bank

Whistleblower Policy and Procedures

Purpose:

In accordance with the requirements of Section 301 of the Sarbanes Oxley Act of 2002, Audit committees must establish procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters, and for the confidential, anonymous submission by employees of such without fear of retaliation or adverse effect in their employment.

Inappropriate Action or Behavior:

The following are examples of actions or behavior that should be report:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement or accounting records of the Company.

•	Deviation from full and fair reporting of the Company’s financial condition.

•	Stealing or misappropriation of the Company or its’ customers funds or assets.

•	Deficiencies in or non-compliance with the Company’s Internal Accounting controls.

•	Misrepresentations or false statements.

•	Violation of Company policy, regulation or law.

Reporting Responsibility and Procedures:

Employees who become aware of any act or behavior described above have the right and responsibility to report such incidents to one or more of the following:

•	Your immediate supervisor *

•	Internal Auditor *

Cynthia L. Higgins, extension 3306

Email –chiggins@firstcentury.com

•	Chairperson of Audit Committee of the Board of Directors

Walter L. Sowers

P.O. Box 4283

Bluefield, West Virginia 24701

* -	If the issue involves one or more of these individuals, you must bring the matter directly to the attention of the Chairperson of the Audit Committee.

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The Chairperson of the Audit Committee will be notified of all such complaints by any of the other individuals who receive such reports. A copy of any written complaint will be forwarded to the Chair of the Audit Committee.

Employees may make such reports on an anonymous basis if they so choose.

Confidentiality:

All reports made under these procedures will be handled with the maximum degree of confidentiality and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation.

Non-retaliation:

The reporting of such action or behavior that an employee reasonably believes is inappropriate is an important component of our business ethics. Employees making such reports will be free from any retribution, retaliation or adverse action in their employment.

Any employee who discourages or prevents other employees from making such reports or seeking the help or assistance they need, will be subject to disciplinary action, up to and including termination.

Reporting:

On at least a quarterly basis, the Chairperson of the Audit Committee will report to the Audit Committee the receipt of any such complaints and the current status of the investigation and disposition at the conclusion of the investigation.

Employee Communication:

This policy will be communicated to all employees annually, will be posted on the Company’s intranet, incorporated into new employee orientation programs, and the Employee Handbook. The Human Resources Department will be responsible for such communications. A copy of this policy shall be signed by each employee and retained on file to evidence such communications.

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Appendix D

First Century Bankshares, Inc.

Audit Committee Pre-Approval Policy and Procedures

Scope:

This document describes the process under which First Century Bankshares, Inc. Audit Committee will approve all audit and non-audit services of its principal independent auditor and any other auditor performing a statutory audit for a foreign subsidiary.

Process:

The Audit Committee must preapprove all services and associated fees provided to First Century Bankshares, Inc. and its consolidated subsidiaries by the company’s independent auditor. In evaluating services associated with this preapproval process, the following guidelines will be used to avoid situations that will affect the independence of the First Century Bankshares’ independent auditor:

•	The auditor cannot audit his or her own work;

•	The auditor cannot function as a part of management; and

•	The auditor cannot serve in an advocacy role for First Century Bankshares, Inc.

Consistent with the rules of the United States Securities and Exchange Commission (SEC), proposed services provided by First Century Bankshares’ auditor will be evaluated by grouping the fees under one of the following four categories: (1) Audit Service Fees, (2) Audit-Related Service Fees, (3) Tax Service Fees, and (4) All Other Service Fees. For purposes of assigning proposed services into one of these categories, the following definitions are provided:

(1)	Audit Services are services necessary only to complete the basic audit, sign the audit opinion, and perform the required quarterly reviews. This category is intended to include those services specifically required under United States Generally Accepted Auditing Standards. This category would also include services that generally only the auditor can reasonably provide such as comfort letters, statutory audits, attest services, consents and assistance with and review of document filed with the SEC. This work is typically done by the audit engagement team.

(2)	Audit-Related Services are assurance and related services that are traditionally performed by the independent auditor. These services would include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews and associated recommendations for improvement, and consultations concerning financial accounting and reporting standards and implications on First Century Bankshares, Inc.

(3)	Tax Services would include tax compliance, consultation and planning services provided by the professional staff in the independent auditor’s tax division. Tax compliance services generally involve preparation of original and amended tax returns, claims for refund and tax payment/planning services. Tax consultation and tax planning services encompass a diverse range of services and generally include assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for rulings or technical advice from taxing authorities and assistance with collecting data for tax audits.

(4)	All Other Services would include services that do not fit into the definition of the three previous categories.

All proposed services to be performed by the independent auditors shall be discussed and approved at audit committee meetings for which there is a quorum of audit committee members. The audit committee will delegate to one audit committee the authority to preapprove a service provided to First Century Bankshares, Inc. independent auditor for cases where there is a need to get preapproval on a time urgent basis. In cases where the delegate preapproves a service provided by the independent auditor, approval shall be documented either by signature on a hard copy or by an email and this service must still be discussed and ratified at the next audit committee meeting. In all cases where approval is sought, the audit committee shall have available a schedule of fees approved to date by category for the current and prior years for reference.

The information presented to the audit committee relating to a proposed service should be sufficiently detailed so that the audit committee is informed about the particular service to be provided.

Prohibited Services:

The following services are considered to be in conflict with the three guidelines listed above and, therefore, will not be provided by First Century Bankshares, Inc. auditor:

•	bookkeeping or other services related to the accounting records or financial statements of First Century Bankshares, Inc.;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

In addition, First Century Bankshares, Inc. will not engage such independent auditor to perform services that fall within the All Other Services category if, by performing this service, the auditor’s independence is impaired or creates a conflict with the guidelines specified above. Hence, it is desired to eliminate or minimize engaging its independent auditors to perform services for the Bank that fall within the All Other Services category. First Century Bankshares, Inc. may also be prohibited from using the company’s independent auditor for any service as resolved by the audit committee.

Note: An exemption may be granted by the PCAOB for First Century Bankshares’ independent auditor to provide the exempted services listed above as allowed by Section 10A of the Securities Exchange Act of 1934, as amended by Section 201 of the Sarbanes-Oxley Act of 2002.

Discussion Schedule:

The following schedule sets the Audit Committee meeting date in which certain specified services performed by the independent auditor shall be discussed:

Service	Category	Meeting Date

Annual audit of the current year’s financial statements	Audit	November

Quarterly reviews for the upcoming year	Audit	February

Statutory audits for the prior year’s statutory financial statements	Audit	February

Estimated consultation concerning financial accounting and reporting standards	Audit-related	February

Domestic and international tax compliance services (VAT, GST, etc.)	Tax	November

Estimated tax consultation services	Tax	November

Updates to the timing and fees of these proposed services will be discussed at the subsequent audit committee meetings. All other services will be scheduled on an as-needed basis.

Reporting:

Management shall provide the Audit Committee with yearly reports of all service fees by category incurred from First Century Bankshares’ independent auditor during the current fiscal year together with forecasts of additional services anticipated during the remainder of the year. These current year figures shall be shown with comparable figures during the prior year for reference.

Time Urgent Services Exception:

From time to time, First Century Bankshares’ independent auditor may be engaged to perform services for the Company on a time urgent basis. For this purpose, the Audit Committee Chairman may preapprove services to be performed by the independent auditor up to $50,000 so long as the services would not be prohibited by the guidelines of this policy. These services should promptly be presented to the Audit Committee for approval no later than the next scheduled Audit Committee meeting.

Review:

First Century Bankshares, Inc. shall review this process regularly to ensure it is consistent with current legislation and rules of the SEC.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY	For	With- hold	For All Except

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF FIRST CENTURY BANKSHARES, INC.			1.	To elect twelve (12) directors of the Corporation for terms of one year, and until their successors are elected and qualified.	☐	☐	☐

The undersigned stockholder(s) of FIRST CENTURY BANKSHARES INC., hereby appoints and constitutes CHARLES A. PETERS, JOHN H. SHOTT, WM. CHANDLER SWOPE AND FRANK W. WILKINSON, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney or proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 24, 2012, at the First Century Bank Seminar Center, 525 Federal Street, Bluefield, West Virginia, at 3:00 p. m. or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

D. Richard Browning       Samuel V. Jones         Walter L. Sowers

J. Richard Chambers       Charles A. Peters        Wm. Chandler Swope

Paul Cole, Jr.                    John H. Shottt            Frank. W. Wilkinson

Robert M. Jones, M.D.      Michael R. Shot         R. W. Wilkinson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
					For	Against	Abstain
			2	To ratify the selection of the firm of Brown, Edwards & Company, LLP, as independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2012.	☐	☐	☐
			3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted ratably FOR Proposal 1 and will be voted FOR Proposal 2.

Please be sure to date and sign this proxy card in the box below.		Date
	Sign above	Co-holder (if any) sign above

(When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.)

x							y

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

FIRST CENTURY BANKSHARES, INC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2012

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our 2011 Annual Report, are available free of charge on the following website: www.firstcentury.com/proxy.htm.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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